July 25, 2018

To:	All Holders of Series D Warrants

Re: Limited Subscription and Warrant Exercise Opportunity

Dear Warrant Holder:

Barfresh Food Group, Inc. (the “Company,” “we,” “us” or “our”) is providing all holders of the Series D Warrants to Purchase Common Stock (“Series D Warrants”) of record as of the date hereof, the opportunity to exercise those Warrants to purchase Common Stock held by them for cash for a limited period of time (the “Offer”) in accordance with the terms as described herein.

Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Series D Warrant.

Your Series D Warrant is set to on the fifth anniversary of its Issuance Date (“Expiration Date”). However, the Company is offering the following terms to all Holders of the Series D Warrants (the “Offer”):

1. At anytime prior to the Expiration Date, the Holder may elect to exercise its outstanding Series D Warrants, in full or for at least 38.0% of the original Warrant Share amount, for cash or cancellation of an existing debt (and not on a cashless or net exercise basis) in accordance with the other terms of the Series D Warrant.

2. Upon exercise of the Series D Warrant in accordance with Paragraph 1 above, the Expiration Date of your Series D Warrant with respect to any Warrant Shares not exercised, shall be extended to July 31, 2021 (“New Expiration Date”), and with a new Exercise Price of $0.53 per share, in cash or cancellation of debt only (and not on a cashless or net exercise basis), notwithstanding any provision to the contrary contained in the Series D warrant.

3. This Offer shall automatically expire on the Expiration Date.

4. In order to accept this Offer, you must deliver to us the following items (collectively the “Required Deliverables”):

i.	a countersigned copy of this letter;

ii.	the Notice Exercise contained in the Series D Warrant;

iii.	wire immediately available funds in U.S. Dollars (or send in evidence of the cancellation of an existing debt) in the amount equal to the Exercise Price multiplied by the total number of Warrant Shares being exercised pursuant to this Offer; and

iv.	the original Warrant agreement(s) for any Warrants which you are electing to exercise in whole.

Limited Subscription and Accelerated Warrant Opportunity

You may not use other shares of stock in order to exercise your Warrants via any cashless exercise or similar provision. You can make payment by WIRE ONLY pursuant to the attached instructions. The Required Deliverables must be emailed or delivered (in the case of returning the original Warrant) to the Company’s corporate headquarters located at:

Barfresh Food Group

8383 Wilshire Boulevard, Suite 750

Beverly Hills California 90211

Attention: Joseph Tesoriero

Email: JTesoriero@barfresh.com

Your election to exercise the Warrants will be effective only upon receipt by the Company of the Required Deliverables and the Company’s acceptance of the exercised Warrant. In all cases, you should allow sufficient time to ensure that the Company receives the Required Deliverables in time. The Company assumes no responsibility to notify you of the receipt of any Required Deliverables. Therefore, it is your responsibility to ensure that we have received your items. We will determine, in our discretion, all questions as to the validity, form and eligibility of any Required Deliverables that you submit. Our determination of these matters will be final and binding on all parties. We may reject any Required Deliverable or any Warrants exercised to the extent that we determine the Warrants are not properly exercised or to the extent that we determine it is unlawful to accept any Required Deliverable or otherwise allow the exercise of such Warrant. We may, in our sole and absolute discretion, waive any defect or irregularity in a submitted election. No Warrants will be properly exercised until all defects or irregularities have been cured by the Warrant holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Required Deliverable, and no one will be liable for failing to give notice of any defects or irregularities.

The interpretation and construction of this letter and all terms of the Offer shall be governed exclusively by the internal laws of the State of Delaware without regard to choice of law and conflict of law provisions. Any suit, legal action or similar proceeding arising out of or in connection with this letter shall be brought in the manner set forth in the Series D Warrants.

Limited Subscription and Accelerated Warrant Opportunity

If any provision of this letter or the Offer is prohibited by law or otherwise determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions.

If you elect to accept the Offer in accordance with the terms described in this letter, you will have accepted the terms and conditions of the Offer as set forth herein, and your countersignature of this letter will constitute a binding agreement between the Company and you, on the terms and subject to the conditions of the Offer.

Although our board of directors has approved the Offer, neither we, nor our board of directors, makes any recommendation to you as to whether or not you should exercise any of your Warrants. Please note that this Offer has not been approved or reviewed by the Securities and Exchange Commission or any state securities commission. Your decision to participate in the Offer is entirely voluntary, and there is no penalty for electing not to participate. If you choose not to participate, your rights under the Series D Warrant will not be affected as result your decision, but the Series D Warrant shall expire in accordance with its terms.

If you do elect to accept the Offer, you should do so only after carefully reading this letter, informing yourself about this opportunity, and reviewing your Series D Warrant and any other of transaction or related or ancillary documents. We also strongly encourage you to review current market prices for our common stock and our public filings, and to consult with your advisors, including your tax advisor, before making any decision regarding the Offer.

If you agree with the above terms and conditions, please complete the counterpart signature page to this letter and return it with the other materials as prescribed in Paragraph 4, above. If you have any questions, we encourage you to contact us directly.

Very truly yours,

BARFRESH FOOD GROUP, INC.

Riccardo Delle Coste,

Chief Executive Officer

Limited Subscription and Accelerated Warrant Opportunity

IN WITNESS WHEREOF, the undersigned has accepted the Offer and caused this letter to be duly executed by their respective authorized signatories as of the date first indicated below.

ENTITY, TRUST, ETC. PURCHASERS	INDIVIDUAL PURCHASERS

Entity Name:

Signature:	Signature:

Name:	Name:

Title:

Date:	Date:

Email:

Fax:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchaser (if not same as address for notice):

Cash Exercise Amount: $